Exhibit 99.1

FIRST AMENDMENT
TO
AMENDED AND RESTATED STOCKHOLDER AGREEMENT

This First Amendment, dated as of January 29, 2016 (this “First Amendment”), is entered into by and between Alon USA Energy, Inc., a Delaware corporation (the “Company”), and Delek US Holdings, Inc., a Delaware corporation (“Delek”). This First Amendment is an amendment to that certain Amended and Restated Stockholder Agreement, dated as of April 14, 2015 (the “Agreement”), by and between the Company and Delek.
WHEREAS, the Company and Delek desire to amend the Agreement with respect to the matters set forth herein; and
WHEREAS, in reliance on the Company’s covenants and agreements made in this First Amendment, Delek has decided not to submit a written notice of nominations of persons for election as directors of the Company at the 2016 annual meeting of Company stockholders as provided in Section 13 of the Amended and Restated Bylaws of the Company.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Delek hereby agree as follows:
Section 1. Amendments.
(a) The parenthetical in Section 1.06(a) of the Agreement is hereby amended and restated to read in its entirety as follows:
(and, for purposes of satisfying this requirement, the Additional Directors shall be considered Independent Directors until the 2016 annual meeting of Company stockholders)
(b) The second parenthetical in Section 1.06(c) of the Agreement is hereby amended and restated to read in its entirety as follows:
(and, for purposes of satisfying this requirement, the Additional Directors shall be considered Independent Directors until the 2016 annual meeting of Company stockholders)
(c) The Agreement is hereby amended to add a new Section 1.07(e) (and a new Exhibit F, which is attached hereto as Exhibit F and incorporated by reference in new Section 1.07(e)) to read in its entirety as follows:
(e)    The Company represents and warrants to Delek that the Board of Directors has adopted the resolution(s) attached as Exhibit F pursuant to which it determined that the Delek Directors serving on

Exhibit 99.1

the Board of Directors at the time such resolutions were adopted are “independent directors” (as defined in NYSE rules and regulations).
(d) The Agreement is hereby amended to add a new Section 3.01(f) to read in its entirety as follows:
(f)    The Company represents and warrants to Delek that the Board of Directors has duly adopted the 2016 Amendment Resolutions.
(e) The Agreement is hereby amended to add to Section 4 a new definition of the term “2016 Amendment Resolutions” (and a new Exhibit G, which is attached hereto as Exhibit G and incorporated by reference in the new definition of 2016 Amendment Resolutions) to read in its entirety as follows:
“2016 Amendment Resolutions” means the duly adopted resolutions of the Board of Directors in the form attached hereto as Exhibit G.
(f) Section 6.09(c) of the Agreement is hereby amended and restated to read in its entirety as follows:
(c)    This Agreement shall terminate automatically, and without any further action, upon the first anniversary of the Closing.
(g) The Agreement is hereby amended (i) to renumber Section 6.14 as Section 6.15 and (ii) to add a new Section 6.14 (and a new Exhibit H, which is attached hereto as Exhibit H and incorporated by reference in new Section 6.14) to read in its entirety as follows:
SECTION 6.14    2016 Annual Meeting Matters.
Notwithstanding any other provision in this Agreement to the contrary:
(a)    In connection with the 2016 annual meeting of Company stockholders, the number of directorships constituting the Board of Directors shall be 11, and the Company and the Board of Directors shall nominate as the slate of 11 directors of the Company for election as directors at the 2016 annual meeting of Company stockholders (and shall recommend the stockholders vote in favor of) the persons listed or selected in accordance with the procedures described herein or on Exhibit H (the “2016 Director Nominees”).
(b)    If any of the 2016 Director Nominees become unavailable to stand for election or serve as a director of the Company prior to the 2016 annual meeting of stockholders, his or her replacement shall be selected as follows:

Exhibit 99.1

(i)    the person or persons to replace any of the persons identified in 1 through 4 on Exhibit H shall be selected by the Independent Nominating Committee, shall qualify to be Independent Directors and shall be reasonably acceptable to Delek;
(ii)    the person or persons to replace any of the persons identified in 5 through 9 on Exhibit H shall be selected by Delek and shall be reasonably acceptable to the Independent Nominating Committee in its good faith judgment to serve as a director of the Company; provided that the fact that a person is serving or has served as an officer or director of Delek or its Affiliates, in and of itself, shall not cause such person to be unacceptable to the Independent Nominating Committee; and
(iii)    the person or persons identified or to be identified in 10 and 11 on Exhibit H and any person or persons selected to replace any of such persons identified in 10 and 11 on Exhibit H shall be a person submitted to the Independent Nominating Committee by Delek who qualifies as an Independent Director and is reasonably acceptable to the Independent Nominating Committee in its good faith judgment to serve as a director of the Company.
(c)    The Company shall include the 2016 Director Nominees in the notice of the 2016 annual meeting of Company stockholders and in the proxy statement and on the proxy card distributed by the Company to Company stockholders in connection therewith, and shall recommend that the Company stockholders vote in favor of the 2016 Director Nominees.
(d)    The Company shall take all steps necessary for the due and proper noticing and calling at the 2016 annual meeting of the Company stockholders and the holding of such meeting on or about May 3, 2016 including, without limitation, the establishment of an appropriate record date for such meeting, and the distribution of the notice of and the proxy statement for such meeting all in each case consistent with the Company’s past practices.
Section 2. Authorization, etc.
(a) The Company represents and warrants to Delek that (i) the execution and delivery of this First Amendment by the Company have been duly authorized by all necessary corporate action on the part of the Company (including, without limitation, advance Independent Director Approval and advance approval of the Board of Directors) and no other corporate proceedings on the part of the Company are necessary to authorize this First Amendment and (ii) this First Amendment has been duly executed and delivered by the Company and constitutes a valid and

Exhibit 99.1

binding obligation of the Company, and is enforceable against the Company in accordance with its terms.
(b) Delek represents and warrants to the Company that (i) the execution and delivery of this First Amendment by Delek have been duly authorized by all necessary corporate action on the part of Delek and no other corporate proceedings on the part of Delek are necessary to authorize this First Amendment and (ii) this First Amendment has been duly executed and delivered by Delek and constitutes a valid and binding obligation of Delek, and is enforceable against Delek in accordance with its terms.
Section 3. Status. This First Amendment amends the Agreement, but only to the extent expressly set forth herein. All other provisions of the Agreement remain in full force and effect. Unless otherwise defined herein, initially capitalized terms have the meaning given them in the Agreement. If any provision of this First Amendment is inconsistent with any provision of the Agreement, the provision of this First Amendment shall control.
Section 4. Governing Law. This First Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
Section 5. Counterparts; Effectiveness. This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This First Amendment shall become effective when each party hereto shall have received counterparts thereof signed by the other party hereto.
Section 6. Severability. If any term, provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.
Section 7. Further Assurances. Delek and the Company shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this First Amendment; provided, however, that neither Delek nor the Company shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Stockholder Agreement to be executed as of the date first referred to above.

DELEK US HOLDINGS, INC.

By:    /s/ Fredererc Green
Name:    Frederec Green
Title:    EVP

By:    /s/ Kent B. Thomas
Name:    Kent B. Thomas
Title:    General Counsel

ALON USA ENERGY, INC.

By:    /s/ Shai Even
Name:    Shai Even
Title:    SVP & CFO

Exhibit F

NYSE Independence Resolutions

[Capitalized terms used in the resolution are appropriately defined in the full resolutions.]

WHEREAS, the Nominating and Corporate Governance Committee has affirmatively determined that none of the following directors have disclosed any relationship that would disqualify such directors from being found to be independent under the applicable rules of the New York Stock Exchange:

Ezra Uzi Yemin
Frederec Green
Assaf Ginzburg
Avigal Soreq
Mark Smith

(the “Considered Directors”); and

WHEREAS, that the Nominating and Corporate Governance Committee has recommended that the Board of Directors make a determination as to the independence of each of the Considered Directors under the applicable rules of the New York Stock Exchange;

NOW THEREFORE BE IT RESOLVED, the Board has determined that the Considered Directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and qualify as independent directors pursuant to Section 303A.02 of the NYSE Listed Company Manual.

Exhibit G
2016 Amendment Resolutions
[Capitalized terms used in the resolution are appropriately defined in the full resolutions.]
RESOLVED that:
(i) effective immediately, the proviso at the end of the second sentence of Bylaw 17 of the Amended and Restated Bylaws of the Company (the “Bylaws”) is hereby amended to replace “2016 Annual Meeting of Stockholders” with “2017 Annual Meeting of Stockholders”; and
(ii) effective immediately, the proviso at the end of the second sentence of Bylaw 27 of the Bylaws is hereby amended to replace “2016 Annual Meeting of Stockholders” with “2017 Annual Meeting of Stockholders”.

Exhibit H

Director Nominees for the 2016 Annual Meeting

1.    Ron W. Haddock
2.    Zalman Segal
3.    Ilan Cohen

4.	David Wiessman
5.    Ezra Uzi Yemin
6.    Assaf Ginzburg
7.    Frederec Green
8.    Avigal Soreq
9.    Mark D. Smith
10.    TBD Independent
11.    TBD Independent

“TBD Independent” means a person who qualifies as an Independent Director submitted to the Independent Nominating Committee by Delek and reasonably acceptable to the Independent Nominating Committee in its good faith judgment to serve as a director of the Company.